Exhibit 10.3

OFFICERS’ AND KEY EMPLOYEES’
PERFORMANCE STOCK UNIT AGREEMENT

1.Award of Performance Stock Units

(a)
Portland General Electric Company (the "Company") hereby grants ___________ performance stock units ("Performance Stock Units") to _____________ ______ ____________ (the "Grantee") in accordance with the terms of this agreement (the "Agreement").

(b)	A Performance Stock Unit represents the right to receive a share of the Company's common stock ("Share") at a future date and time, subject to the vesting provisions provided herein.

(c)	The grant is effective as of February 17, 2016 (the "Grant Date").

(d)	The three-year performance period applicable to this grant is January 1, 2016 to December 31, 2018 (the "Performance Period").

(e)	The grant is made under the Portland General Electric Company 2006 Stock Incentive Plan (the "Plan") and is subject to the terms and conditions of the Plan and this Agreement.

(f)	Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

2.Performance-Based Vesting

At the conclusion of the Performance Period, the Committee shall determine the number of Performance Stock Units that shall vest by multiplying the Performance Percentage (determined in accordance with the schedule attached as Appendix A) by the number of Performance Stock Units.

3.Settlement in Shares

The Company shall settle each vested Performance Stock Unit by issuing a Share to the Grantee. Vested Performance Stock Units will be settled as soon as possible following the conclusion of the Performance Period but in no event later than the March 15th following the conclusion of the Performance Period.

Revised February 2016

4.Dividend Equivalent Rights

At the end of the Performance Period, the Grantee shall be entitled to a Dividend Equivalent Right for each vested Performance Stock Unit. A Dividend Equivalent Right entitles the Grantee to receive an amount equal to any dividends paid on a Share, which dividends have a record date between the Grant Date and the end of the Performance Period. At the same time that vested Performance Stock Units are settled, the Company shall settle each Dividend Equivalent Right by issuing Shares to the Grantee. The number of Shares payable to the Grantee with respect to the Dividend Equivalent Rights shall be determined by dividing the amount payable under the Dividend Equivalent Rights by the Fair Market Value of a Share as of the date the Committee determines the number of vested Performance Stock Units and rounding to the nearest whole number of Shares.

5.Shareholder Rights

The Grantee will not have any shareholder rights with respect to the Performance Stock Units or Dividend Equivalent Rights, including the right to vote or receive dividends, until Shares are issued to the Grantee in settlement of the vested Performance Stock Units and Dividend Equivalent Rights.

6.Termination of Employment

If the Grantee's employment and service with the Company and its subsidiaries or Affiliates is terminated (a "Termination") due to death, disability (as determined under the long-term disability program of the Company or its subsidiary or Affiliate covering the Grantee) or retirement (as determined under the Company's qualified defined benefit pension plan) before the end of the Performance Period, a percentage of the Performance Stock Units may vest at the end of the Performance Period. The number of Performance Stock Units that vest, if any, shall be determined by multiplying (a) the Performance Percentage (determined in accordance with the schedule attached as Appendix A) by (b) the number of Performance Stock Units by (c) the percentage of the Performance Period that the Grantee was actively employed. The Grantee will forfeit any remaining Performance Stock Units.

Except as provided in Section 7, if the Grantee experiences a Termination for any other reason, the Grantee will forfeit any unvested Performance Stock Units.

The Committee shall determine the date of any Termination.

7.Change in Control
Notwithstanding the preceding provisions of this Agreement:
Any Performance Stock Units that have not previously vested shall be deemed vested, as provided below, if there is a Termination within two years following a Change in Control (i) by the Company or any subsidiary or Affiliate or any successor entity for any reason other than for Cause or (ii) by the Grantee within 90 days after there is (a) a material adverse change in the nature of the Grantee’s duties or responsibilities from those in effect immediately prior to the Change in Control, provided that merely ceasing to be an officer of a public company shall not, by itself, constitute a material adverse change for purposes of this provision, (b) a material reduction in the Grantee’s base compensation or incentive compensation opportunities from those in effect immediately prior to the Change in Control or as they respectively may be increased thereafter from time to time or (c) a mandatory relocation of Grantee’s principal place of work in excess of 50 miles.
For purposes of determining the number of Performance Stock Units that vest pursuant to this Section 7, the Committee shall use Target Relative Shareholder Return, Target ROE (90% of Allowed ROE) and Target Regulated Asset Base (95% of Projected Asset Base) for the 3-year Performance Period.
Dividend Equivalent Rights shall be determined in accordance with Section 4 hereof as if the date of Termination were the end of the Performance Period.
Any Performance Stock Units that vest pursuant to this Section 7 shall be settled as soon as possible following the Termination but in no event later than 60 days following the date of the Termination.
For purposes of this Section 7, “Cause” means conduct involving one or more of the following: (i) the substantial and continuing failure of the Grantee to perform substantially all of his or her duties to the Company in accordance with the Grantee’s obligations and position with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after 30 days’ notice from the Company, such notice setting forth in reasonable detail the nature of such failure, and in the event the Grantee fails to cure such breach or failure within 30 days of notice from the Company, if such breach or failure is capable of cure; (ii) the violation of a Company policy, which violation could reasonably be expected to result in termination; (iii) dishonesty, gross negligence, breach of fiduciary duty; (iv) the commission by the Grantee of an act of fraud or embezzlement, as found by a court of competent jurisdiction; (v) the conviction of the Grantee of a felony; or (vi) a material breach of the terms of an agreement with the Company, provided that the Company provides the Grantee with adequate notice of such breach and the Grantee fails to cure such breach, if the breach is reasonably curable, within thirty (30) days after receipt of such notice.

8.Nontransferability of Award

No portion of this award shall be transferable during the Grantee's lifetime. The Grantee may, from time to time, designate one or more beneficiary or beneficiaries (including contingently or successively) to whom any award under this Agreement shall be paid in case of the Grantee's death. Each such designation shall revoke all prior designations by the Grantee, shall be in a form prescribed by the Company and shall be effective only when filed by the Grantee in writing with the Company during the Grantee's lifetime. In the absence of any such designation, in the event of the Grantee's death, awards under this Agreement shall be transferable only by will or the laws of descent and distribution. The transferability of the Shares issued in settlement of the Performance Stock Units and Dividend Equivalent Rights may also be limited in accordance with any legend on the certificate(s) representing such Shares that restricts the transferability of the Shares.

9.Withholding

The Company's obligation to deliver certificate(s) representing Shares issued to settle vested Performance Stock Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state and local requirements. Unless, prior to the end of the Performance Period (or, in the case of a Termination described in Section 7, settlement of the Performance Stock Units and any Dividend Equivalent Rights), the Grantee notifies the Company of the Grantee’s intention to remit sufficient funds to the Company or the Grantee's employer to satisfy all applicable withholding requirements prior to the date Shares are to be delivered to the Grantee, then, subject to applicable law, the Company or the Grantee's employer shall withhold Shares otherwise deliverable to the Grantee with a Fair Market Value sufficient to satisfy the applicable withholding requirements.

10.Amendments

The Committee may from time to time amend the terms of this Agreement to the extent it deems appropriate to carry out the terms and provisions of the Plan. Notwithstanding the foregoing, any amendment materially adverse to the economic interests of the Grantee shall be effective only if consented to by the Grantee in writing.

11.Incorporation of Plan Terms

The terms and conditions of the Plan are incorporated into and made a part of this Agreement. In the event of any difference between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.

12.Interpretation of Agreement and Plan

The Committee shall have sole power to interpret and construe any provisions of this Agreement or the Plan. Any such interpretation or construction made by the Committee shall be final and conclusive.

13.Grant Not to Affect Employment

The Performance Stock Units and Dividend Equivalent Rights granted hereunder and Shares issued in settlement of the Performance Stock Units and Dividend Equivalent Rights shall not confer upon the Grantee any right to continue in the employment of the Company or its subsidiaries or Affiliates.

14.Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Unless such an invalid or unenforceable provision can be appropriately reformed or modified, this Agreement shall be construed as if such provision were omitted.

15.Miscellaneous

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

16.Securities Laws

The Committee may from time to time impose any conditions on the Performance Stock Units, Dividend Equivalent Rights or Shares issued in settlement of the Performance Stock Units or Dividend Equivalent Rights as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. In addition, (i) Performance Stock Units and Dividend Equivalent Rights granted under this Agreement, (ii) shares issued in settlement of such Performance Stock Units and Dividend Equivalent Rights and (iii) proceeds from the sale of such shares, shall be subject to the Company’s right to recover compensation under any clawback or similar policy that may be adopted by the Company from time to time.

17.Notices

All notices or other communications given hereunder shall be in writing, and any notices or other communications required to be given hereunder shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by hand delivery, or expedited delivery service, delivery charges prepaid and with acknowledged receipt of delivery. A notice or other communication shall be deemed given on the date of acceptance or refusal of acceptance shown on such receipt, and shall be addressed, as the case may be, to the Grantee and to the Company at the following applicable address:

(a)	If to the Grantee, to the most recent address for Grantee that the Company or its subsidiaries have in their records.

(b)	If to the Company, to:

Portland General Electric Company
Attn: Vice President, Human Resources
121 SW Salmon St
Portland OR 97204

Any party may, by notice given in compliance with this Section, change its address for all subsequent notices. Notice by either party shall be deemed sufficient if signed by such party's counsel and also, in the case of the Company, by any of the Company's officers, if otherwise given in compliance with this Section.

18.Entire Agreement

This Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

19.Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon. With respect to any suit, action or proceedings relating to this Agreement (the "Proceedings"), each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Oregon and the United States District Court located in Multnomah County, Oregon, and irrevocably waives any objection that it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes either party from enforcing in any jurisdiction any judgment, order or award obtained in any such court.

20.Grantee Acknowledgement

Grantee acknowledges that he/she had sufficient time to consider this Agreement and to seek legal consultation and has fully read and understands this Agreement.

Dated:

PORTLAND GENERAL ELECTRIC COMPANY
Dated:	By:

Appendix A
Calculation of Performance Percentage

1.Definitions. The following terms shall have the meanings set forth below.

“Accounting Return on Equity” means the Company’s annual net income, as shown on its income statement, divided by the book value of shareholder’s equity, as shown on the Company’s balance sheet.

“Accumulated Shares” means, for a given day, and for a given Peer Company or the Company, the sum of (i) one share of common stock of the applicable company, plus (ii) a cumulative number of shares of common stock purchased with dividends declared on the common stock, assuming same day reinvestment of the dividends into shares of common stock at the closing price on the ex-dividend date, for ex-dividend dates during the Opening Average Period and for the period between December 31, 2015 and the last day of the Closing Average Period, as the case may be.

“Allowed ROE” means the return on equity that the Public Utility Commission of Oregon permits the Company to include in the rates it charges its customers.

“Closing Average Period” means the twenty (20)-trading-day period ending on the last day of the Performance Period.

“Closing Average Share Value” means, for each of the Peer Companies and the Company, the average, over the days in the Closing Average Period, of the closing price of its common stock multiplied by the Accumulated Shares for each day during the Closing Average Period.

“Opening Average Period” means the twenty (20)-trading-day period ended on December 31, 2015.

“Opening Average Share Value” means, for each of the Peer Companies and the Company, the average during the Opening Average Period of the closing price of its common stock multiplied by the Accumulated Shares for each trading day during the Opening Average Period.

“Peer Companies” means the companies (other than the Company) included in the Edison Electric Institute (EEI) Regulated Index on December 31, 2015. In the event that (i) a merger, acquisition or business combination of a Peer Company by or with another entity, or a “going private” transaction involving a Peer Company, is consummated during the Performance Period, or has been announced and is pending as of the commencement or close of the Performance Period; or (ii) a Peer Company is liquidated during the Performance Period, such company shall be excluded from the calculation of “Relative Shareholder Return” for the Performance Period. In the event a bankruptcy proceeding is commenced during the Performance Period with respect to a Peer Company, such company shall be treated as having a TSR of negative one (-1) for the Performance Period.

“Regulated Asset Base” means regulated asset base on December 31, 2018, as a percentage of the following projected regulated asset base (“Projected Asset Base”): $5,368,000,000. For purposes of this definition, regulated asset base is calculated as the sum of the following, each determined in accordance with U.S. Generally Accepted Accounting Principles: Plant In Service, Construction Work in Progress, Plant Held for Future Use, Inventory, Accumulated Depreciation, Accumulated Asset Retirement, Accumulated Asset Retirement Removal Costs, Asset Cost Balancing Cost, and Deferred Income Tax Credits.

“Relative Total Shareholder Return” or “Relative TSR” means a company’s TSR relative to the TSR of the Peer Companies. Relative TSR will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking is determined, the percentile performance will be determined using the Microsoft Excel function PERCENTRANK.

“Return on Equity” means the average of Accounting ROE as a percentage of Allowed ROE, for each of the three years during the Performance Period.

“Total Shareholder Return” or “TSR” means, for each of the Company and the Peer Companies, the company’s total shareholder return, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value, and then subtracting one (1). TSR will be adjusted for stock dividends, stock splits, spin-offs and other corporate changes having a similar effect.

2. 2016-2018 Long-Term Incentive (LTI) Measures. The Performance Percentage for the 2016-2018 Long-Term Incentive Program will be calculated based on the Company’s achievement of the following performance goals, in accordance with the matrix below:

•	Relative Total Shareholder Return;

•	Return on Equity; and

•	Regulated Asset Base.

	Payout Percentages
Measures	Threshold*	Target	Maximum	Weighting	Percentage of Target Award Earned
	50%	100%	150%
Relative Total Shareholder Return	30th Percentile of EEI Regulated Index	50th Percentile of EEI Regulated Index	70th Percentile of EEI Regulated Index	33.3%	0 to 50%
Return on Equity**	75% of Allowed ROE	90% of Allowed ROE	100% of Allowed ROE	33.3%	0 to 50%
Regulated Asset Base***	90% of Projected Asset Base	95% of Projected Asset Base	100% of Projected Asset Base	33.3%	0 to 50%
				Total	0 to 150%

* Performance results below the threshold level for any goal will result in zero payouts with respect to that goal.
**The current Allowed ROE is 9.60 percent. This number could change per OPUC rate order.
***The Regulated Asset Base targets are as follows:

$ (000,000)	90% Threshold	95% Target	100% Maximum
Regulated Asset Base (Calculation to use balances as of December 31, 2018).	$4,831	$5,100	$5,368